Medtronic, Inc.
710 Medtronic Parkway, LC210 Minneapolis, MN 55432-5604 USA
Tel: 1.763.514.4000
www.medtronic.com
December 24, 2024
Mr. Thierry Pieton

Dear Thierry,

I am pleased to provide you with this offer of employment at Medtronic. Your valuable experience will help shape our business and improve the lives of patients. Building the right team of talented people plus our market-leading position is a powerful combination – one that presents opportunity for tremendous growth and success.

By accepting our offer, you will be eligible to receive the following compensation and benefits:

Title - Executive Vice President & Chief Financial Officer
In this role, you will serve as a member of my leadership team and as a member of Medtronic’s Executive Committee.

Employment Location
Your employment will be based out of Medtronic’s Operating Headquarters in Minneapolis, Minnesota.

Employment Date
Your employment start date (herein called “Start Date”) will be mutually agreed upon, which is subject to foreign government entry documents or visas.

Base Salary
Your base salary will be $850,000 annually ($32,692.31 bi-weekly), less applicable withholdings and deductions, commencing upon employment and paid in accordance with Medtronic’s standard payroll practices.

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Business Allowance
In order to defray the cost of tax preparation and financial planning, or other related expenses, you will be provided with an annual allowance of $24,000 (paid bi-weekly, subject to income tax withholding).

Medtronic Incentive Plan (“MIP”)
You are eligible to participate in the MIP with a target payout of 110% of your annual rate on the last date of the MIP Period. Your actual payout will be determined based on the performance of the MIP measures and your individual performance and is subject to applicable tax withholdings and deductions. Your MIP payment will be prorated to reflect your employment date. Please note that the actual terms of the Medtronic Incentive Plan govern eligibility and payout.

Annual Long-Term Incentive (LTI) Program
You will be eligible to participate in the annual LTI program beginning in fiscal year 2026. The target value for your role is $4,000,000 and the annual grant date is scheduled to occur in the second quarter of a fiscal year (July 28, 2025).

Based on your start date, we will also include you as a participant in the Medtronic fiscal year 2025 annual long-term incentive grant. The target value for this award will be $2,000,000 and it will be granted on or shortly following your Start Date.

The fiscal year 2025 annual grant and all future annual grants will be denominated in incentive vehicles as determined by the Medtronic Compensation Committee of the Board of Directors. These vehicles may include performance share units, restricted stock units, stock options, or other elements as determined by the Compensation Committee. Medtronic reserves the right to modify targets in line with plan terms and provisions. These awards are subject to standard plan terms and provisions as described in the applicable award agreement(s) and approval by the appropriate Committee.

Total Target Direct Compensation
Your Total Target Direct Compensation (which consists of base salary + target MIP + target long-term incentives) will be $5,785,000 annually.

New Hire Cash Bonus
You will receive a cash bonus in the amount of $3,000,000 (less standard federal and state withholding and authorized deductions) to be paid out in three installments: $1,000,000 paid on the first available pay period after 30 days of employment, $1,000,000 paid on the first available pay period following 12 months of employment, and $1,000,000 paid on the first available pay period following 18 months of employment.
Please note that should you terminate your employment with Medtronic, you will be required to repay any portions of this hiring bonus you have received within the twelve-month period ending on your date of termination.

Special Restricted Stock Unit Grant
You will also receive a one-time Restricted Stock Unit (RSU) award with a target value of $2,500,000, which will be granted as soon as possible following your start date. The number of shares granted will depend on the closing market price of Medtronic stock on the date of grant. This award vests over three years at 33% per year, with the first 33% vesting one year after the date of the grant. This award is subject to standard plan terms and provisions as described in the RSU Award Agreement.

Relocation Benefits
You will receive information about our Cross Border Hire/Transfer (CBHT) support that includes services such as immigration, tax, temporary housing and home purchase assistance. The terms and conditions related to your relocation support will be provided under separate cover. Please refer to the policy for details of your relocation benefits from Geneva, Switzerland to Minnesota, United States.

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Paid Time Off (PTO)
You will be able to take time off when it works for you. As a reference point, please note the following guideline provided to other U.S. Medtronic employees: 10 fixed holidays and 4-5 weeks of paid time off.

Benefits
You will be offered a competitive benefits package upon meeting eligibility requirements as provided for in the Plan documents. For Medtronic benefits information on-line, visit benefits.medtronic.com, which provides details about all of our benefit offerings, as well as FAQs, recorded learning modules and links to plan documents and policy information.

Deferred Compensation Plan
You will be eligible to participate in Medtronic's Capital Accumulation Plan ("CAP"), a non-qualified deferred compensation plan, within 60 days after your date of hire. You will be eligible to defer a portion of your base salary for calendar year 2025. Note: This benefit provides you the ability to defer additional income separate from Medtronic’s 401k plan.

Stock Ownership Policy
Medtronic’s policy requires the Executive Vice President & Chief Financial Officer to maintain Medtronic stock equal to three (3) times annual salary. Unless noted otherwise by an equity grant agreement, you must retain 50% of the after-tax shares following settlement of equity compensation awards, including stock option exercises and performance/restricted stock vesting, until the stock ownership requirement is met.

Severance Eligibility
Your employment with Medtronic is “at will” and may be terminated at any time by Medtronic or by you. If your employment is terminated by the Company without Cause, as defined in the 2021 Stock Award and Incentive Plan, and you are otherwise eligible for benefits under the Medtronic Severance Pay Plan for Executives, subject to same terms and conditions of the Medtronic Severance Pay Plan for Executives, and contingent upon your signing and complying with a severance and release agreement, the Company shall pay or provide you with:
I.The amount of severance benefits equal to 24 months of your base salary and MIP (defined as the lesser of target or estimated actual); and
II.An amount equal to the product of (A) 24 and (B) the monthly premium for COBRA continuation coverage under the Company’s medical, dental and vision plans.

Employee Agreement
The compensation and benefits provided in this Offer are contingent on you signing the Medtronic Employee Agreement, which specifies certain employment terms and conditions. That agreement is provided to you with this Offer Letter.

Offer Acceptance
Thierry, join us to collaborate boldly with others to tackle healthcare’s greatest challenges and to help us achieve our Mission to alleviate pain, restore health and extend life for patients everywhere. Please review and direct any questions to either me or Matt Walter, Senior Vice President & Chief Human Resources Officer.

Sincerely,

Geoff Martha
Chairman and Chief Executive Officer cc: Matt Walter

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I, Thierry Jean Louis Pieton, accept this offer of employment and agree to the terms and conditions outlined in this letter. I understand that the attached terms and conditions of employment apply and that I must also sign the attached Employee Agreement.

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